CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee[1]

Floating Rate Senior Bearer Notes Due 2011	$50,000,000	$5,350.00

(1) Pursuant to Rule 457(p) under the Securities Act of 1933, filing fees of $2,652,225.08 have already been paid with respect to unsold securities that were previously registered pursuant to a Registration Statement on Form S-3 (No. 333-129243) filed by Morgan Stanley on October 25, 2005 and have been carried forward. The $5,350.00 fee with respect to the $50,000,000 Notes sold pursuant to this registration statement is offset against those filing fees, and $1,710,032.61 remains available for future registration fees. No additional fee has been paid with respect to this offering.

PROSPECTUS Dated January 25, 2006	Pricing Supplement No. 45 to
PROSPECTUS SUPPLEMENT	Registration Statement No. 333-131266
Dated January 25, 2006	Dated April 12, 2006
Rule 424(b)(2)

GLOBAL MEDIUM-TERM NOTES, SERIES H
Floating Rate Senior Bearer Notes Due 2011

     We, Morgan Stanley, may not redeem these Global Medium-Term Notes, Series H, Floating Rate Senior Bearer Notes Due 2011, which we refer to as the “notes,” prior to the maturity date thereof other than under the circumstances described under “Description of Notes—Tax Redemption” in the accompanying prospectus supplement.

     We will issue the notes only in bearer form, which form is further described under “Description of Notes—Forms of Notes” in the accompanying prospectus supplement. You may not exchange notes in bearer form at any time for notes in registered form.

     We describe the basic features of the notes in the section of the accompanying prospectus supplement called “Description of Notes” and in the section of the accompanying prospectus called “Description of Debt Securities,” subject to and as modified by the provisions described below.

Principal Amount:	$50,000,000	Interest Payment
Maturity Date:	April 26, 2011	Dates:	Each January 26, April 26, July
Settlement Date			26 and October 26, beginning
(Original Issue			July 26, 2006
Date):	April 26, 2006	Interest Payment
Interest Accrual		Period:	Quarterly
Date:	April 26, 2006	Interest Reset Dates:	Each interest payment date
Issue Price:	100%	Interest Reset
Agent’s		Period:	Quarterly
Commissions:	0.25%	Interest
Proceeds to		Determination
Company:	99.75%	Dates:	The second London banking
Specified Currency:	U.S. dollars		day prior to each interest reset date
Redemption		Reporting Service:	Telerate (Page 3750)
Percentage at		Business Days:	London, TARGET Settlement
Maturity:	100%		Day and New York
Base Rate:	LIBOR Telerate	Calculation Agent:	JPMorgan Chase Bank, N.A.
Spread			(London Branch)
(Plus or Minus):	Plus 0.16%	Agent:	Morgan Stanley & Co.
Index Maturity:	Three months		International Limited
Index Currency:	U.S. dollars	Denominations:	$100,000
Initial Interest Rate:	The base rate plus 0.16%; to be	Common Code:	025181085
	determined on the second	ISIN:	XS0251810858
	London banking day prior to	Other Provisions:	None
the original issue date
Initial Interest Reset
Date:	July 26, 2006

     Terms not defined above have the meanings given to such terms in the accompanying prospectus supplement and prospectus, as applicable.

MORGAN STANLEY